Exhibit 99.2

Chart Industries Awarded $40 million Contract to Provide LNG Equipment to PetroChina

Cleveland, Ohio – February 28, 2013 – Chart Industries, Inc. (NASDAQ: GTLS), a leading independent global manufacturer of highly engineered equipment used in the production, distribution, storage, and end-use of hydrocarbon and industrial gases, today announced that its wholly-owned China operating subsidiary has been awarded a contract to provide self-contained liquefied natural gas (“LNG”) station modules, storage tanks, and vehicle tanks for LNG service to PetroChina. The station modules comprise an integrated storage tank and fuel dispenser in a single transportable package, which can be readily relocated to a new location when station volume expands supporting a larger capacity permanent installation at the fuel station site.

The contract value of this order is approximately $40 million. “This award further validates our capacity expansion efforts to address the substantial LNG infrastructure build-out that has been occurring. We are very pleased to have been awarded this contract for equipment in China and look forward to the continuation of our work with PetroChina on their LNG efforts,” stated Tom Carey, President of Chart’s Distribution & Storage Group.

Certain statements made in this news release are or imply forward-looking statements, such as statements concerning business plans, objectives, market trends, future revenue, performance, and other information that is not historical in nature. These statements are made based on Chart’s expectations concerning future events and are subject to factors and uncertainties that could cause actual results to differ materially, such as cyclicality of product markets and vulnerability of markets to economic downturns, a delay or reduction in customer purchases, competition, fluctuations in energy prices or changes in government energy policy, management of fixed-price contract exposure, reliance on the availability of key supplies and services, pricing and availability of raw materials, modification or cancellation of customer contracts, fluctuations in foreign currency exchange rates, and economic, political, business and market risks associated with international transactions. For a discussion of these and additional factors that could cause actual results to differ from forward-looking statements, see Chart’s filings with the Securities and Exchange Commission, including Item 1A (Risk Factors) in Chart’s most recent Annual Report on Form 10-K.

Chart is a leading independent global manufacturer of highly engineered equipment used in the production, storage and end-use of hydrocarbon and industrial gases. The majority of Chart’s products are used throughout the liquid gas supply chain for purification, liquefaction, distribution, storage and end-use applications, the largest portion of which are energy-related. Chart has domestic operations located across the United States and an international presence in Asia, Australia and Europe.

For more information, click here:

http://ir.chartindustries.com/

Contact:

Michael F. Biehl	or	Kenneth J. Webster
Executive Vice President,		Vice President, Chief Accounting Officer and
Chief Financial Officer and Treasurer		Controller
216-626-1216		216-626-1216
michael.biehl@chartindustries.com		ken.webster@chartindustries.com